Exhibit 99.1
NPK REPORTS SECOND QUARTER 2026 RESULTS
Company reports $82 million revenues, $0.14 diluted EPS; Raises full-year earnings guidance

THE WOODLANDS, TEXAS – July 29, 2026 – NPK International Inc. (NYSE: NPKI) (“NPK” or the “Company”) today announced results for the three and six months ended June 30, 2026.
SECOND QUARTER 2026 RESULTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenues of $81.6 million, +20%
•Operating income from continuing operations of $16.1 million, 19.7% operating margin
•Income from continuing operations of $12.0 million, or $0.14 per diluted share
•Adjusted EBITDA from Continuing Operations of $25.7 million, 31.5% Adjusted EBITDA margin
•Total cash of $8.4 million and total debt of $10.6 million as of June 30, 2026

	Second Quarter
(In millions)	2026	2025	Change
Revenues	$81.6	$68.2	$13.4
Operating income from continuing operations	$16.1	$11.6	$4.5
Income from continuing operations per common share - Diluted	$0.14	$0.10	$0.04
Adjusted EBITDA from continuing operations	$25.7	$18.8	$6.9
Operating margin from continuing operations (%)	19.7%	17.0%	270	bps
Adjusted EBITDA margin from continuing operations (%)	31.5%	27.5%	400	bps
Net cash provided by operating activities	$21.9	$21.4	$0.5
Free Cash Flow	$5.9	$11.2	$(5.3)
MANAGEMENT COMMENTARY
“We are pleased with the strong financial results for the second quarter of 2026, reflecting consistent execution by our team members across the organization, continued momentum in our core power transmission markets, and efficient margin realization,” stated Matthew Lanigan, President and CEO of NPK International. “During the second quarter, we successfully navigated the demobilization of several large-scale projects and delivered 20% year-over-year revenue growth, highlighted by another quarter of record rental revenue and robust demand for product sales, while adjusted EBITDA grew 37%. Supported by sustained market strength and an ongoing focus on operational excellence, we are well positioned for continued strength in the second half of 2026 and have raised our full year earnings guidance.
Lanigan continued, “We have continued to make important progress on our strategic initiatives, as evidenced by our strong operating momentum. Notably, we have advanced our Carencro, Louisiana manufacturing expansion effort, which remains on track to start up by mid-2027, expanding capacity by approximately 50%. During the second quarter, we invested more than $4 million of the expected $40 million to $45 million required to complete the project, and we are confident that this expansion and our continuing debottlenecking initiatives will both enhance margins through reduced usage of cross-rental mats while also supporting our longer-term growth objectives.

“Our capital allocation strategy continues to prioritize investments in the growth of our rental fleet and our manufacturing capacity expansion to support sustained organic growth, strategic acquisitions, and the return of capital through our disciplined share repurchase program. With minimal net debt and nearly $150 million of availability under our bank facility, we are well positioned to pursue our strategic growth and capital allocation priorities.
“The outlook for utility transmission spending remains robust, driven by projected load growth, an aging infrastructure, and the need to connect new capacity to the grid. While timing of large projects is difficult to predict, we remain confident in the near-term outlook and our ability to continue generating double-digit rental growth in the coming years. We continue to be encouraged by the opportunities ahead and remain confident in our ability to execute on our strategic priorities and create durable value for our shareholders,” concluded Lanigan.
BUSINESS UPDATE
NPK’s business plan is designed to drive organic commercial growth within targeted, higher-margin product and rental markets; improve asset optimization and organizational efficiency; and pursue a capital allocation strategy that prioritizes investments with superior return profiles, together with a programmatic return of capital program.
Second quarter 2026 highlights include:
•Strong customer demand for matting rental and related services. Revenues from specialty rental and related services increased to $54 million in the second quarter of 2026, with record rental revenues driven by strong demand from key customer accounts in support of power transmission projects and the impact of our recent acquisition. Revenues from product sales were $28 million for the second quarter of 2026, our highest quarterly level in two years, primarily reflecting the continued strong demand from utility companies.
•Improved operating efficiency. NPK remains focused on efficiency improvements and operating cost optimization across every aspect of its business. In the second quarter of 2026, NPK’s Adjusted EBITDA Margin was 31.5%, a 400 basis improvement from the prior year period, and SG&A as a percentage of revenue was 17.4%, a 260 basis point improvement versus the prior year period. In May 2026, the Compensation Committee of our Board of Directors modified the retirement eligibility terms applicable to our long-term incentive awards, including unvested grants from 2024 and 2025. As a result, SG&A for the second quarter of 2026 includes a $0.9 million charge reflecting the acceleration of compensation expense for such awards for retirement eligible executive officers and other employees.
•Manufacturing efficiency and capacity expansion. NPK continues to execute on its recently approved plans to expand our Carencro, Louisiana manufacturing capacity by approximately 50% from current levels. The Company expects to invest $40 million to $45 million by mid-2027, including $4.1 million invested in the second quarter, with additional production expected to start up by mid-2027.
FINANCIAL PERFORMANCE
In the second quarter of 2026, NPK generated revenue of $81.6 million, an increase of 20%, compared to $68.2 million in the prior year period. Rental and service revenue increased 16% to $53.6 million, while product sales increased 28% to $28.0 million.
Gross margin was 37.0% in the second quarter of 2026, compared to 36.9% in the prior year period.
Selling, general and administrative expenses were $14.2 million (17.4% of revenues) in the second quarter of 2026, compared to $13.7 million (20.0% of revenues) in the second quarter of 2025. SG&A for the second quarter of 2026 includes a $0.9 million charge related to acceleration of long-term incentive compensation expense due to the modification of our retirement eligibility terms.
NPK generated income from continuing operations of $12.0 million, or $0.14 per diluted share, compared to $8.8 million, or $0.10 per diluted share, in the second quarter of 2025. Second quarter 2026 adjusted income from continuing operations was $12.8 million, or $0.15 per diluted share.
The Company reported Adjusted EBITDA from Continuing Operations of $25.7 million in the second quarter of 2026, or 31.5% of total revenue, compared to $18.8 million, or 27.5% of total revenue, in the prior year period.
BALANCE SHEET AND LIQUIDITY
As of June 30, 2026, NPK had total cash of $8.4 million, total debt of $10.6 million, and available liquidity under its senior secured revolving credit facility of $148 million.
Operating cash flow was $21.9 million in the second quarter of 2026. Capital investments used $16.0 million, net, with the substantial majority funding the growth of the mat rental fleet and the manufacturing expansion project.
FINANCIAL GUIDANCE
The following forward-looking guidance reflects the Company’s current expectations and beliefs as of July 29, 2026, and is subject to change. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.
For the full year 2026, NPK currently anticipates the following:
•Revenues in a range of $313 million to $323 million
•Adjusted EBITDA in a range of $97 million to $103 million
•Capital expenditures in a range of $65 million to $80 million, which includes $20 million to $25 million from manufacturing expansion; Our capex plan for 2026 has been reduced, primarily reflecting changes in the timing of manufacturing expansion expenditures. The change in expenditure timing will not impact our anticipated mid-year 2027 completion date
SECOND QUARTER 2026 RESULTS CONFERENCE CALL
A conference call will be held Thursday, July 30, 2026 at 9:30 a.m. ET to review the Company’s financial results and conduct a question-and-answer session.
A webcast of the conference call will be available in the Investor Relations section of the Company’s website at npki.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.
To participate in the live teleconference:

Domestic Live:	833-461-5787
International Live:	365-657-4084
Conference ID:	374346665
After the webcast, a replay will be available on the Company’s website.

ABOUT NPK INTERNATIONAL
NPK International Inc. is a worksite access solutions company that manufactures, sells, and rents recyclable composite matting products, along with a full suite of services, including planning, logistics, and site restoration. The Company delivers superior quality and reliability across critical infrastructure markets, including electrical power transmission, oil and gas exploration, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at npki.com.
FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “guidance,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by NPK, particularly its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to our ability to generate organic growth; economic and market conditions that may impact our customers’ future spending; customer concentration; the effective management of our fleet, including our ability to properly manufacture, safeguard, and maintain our fleet; international operations; manufacturing capacity expansion projects; operating hazards present in our and our customers’ industries and substantial liability claims; our contracts that can be terminated or downsized by our customers without penalty; our product offering and market expansion; our ability to attract, retain, and develop qualified leaders, key employees, and skilled personnel; expanding our services in the utilities sector, which may require unionized labor; the price and availability of raw materials; inflation; capital investments and business acquisitions; market competition; technological developments and intellectual property; severe weather, natural disasters, and seasonality; public health crises, epidemics, and pandemics; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity incidents or business system disruptions; complications with the design or implementation of our updated enterprise resource planning system; activist stockholders that may attempt to effect changes at our Company or acquire control over our Company; share repurchases; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. NPK’s filings with the Securities and Exchange Commission can be obtained at no charge at sec.gov, as well as through our website at npki.com.
INVESTOR RELATIONS CONTACT
Investors@npki.com

NPK International Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues	$81,585	$75,070	$68,233	$156,655	$133,010
Cost of revenues	51,426	47,884	43,052	99,310	82,579
Selling, general and administrative expenses	14,160	13,191	13,657	27,351	25,403
Other operating (income) loss, net	(91)	(428)	(105)	(519)	(129)
Operating income from continuing operations	16,090	14,423	11,629	30,513	25,157

Foreign currency exchange (gain) loss	(154)	145	(626)	(9)	(940)
Interest (income) expense, net	347	323	1	670	(47)
Income from continuing operations before income taxes	15,897	13,955	12,254	29,852	26,144

Provision for income taxes from continuing operations	3,908	3,597	3,470	7,505	6,985
Income from continuing operations	11,989	10,358	8,784	22,347	19,159
Income (loss) from discontinued operations, net of tax	(22)	100	(106)	78	(478)
Net income	$11,967	$10,458	$8,678	$22,425	$18,681

Income (loss) per common share - basic
Income from continuing operations	$0.14	$0.12	$0.10	$0.26	$0.22
Income (loss) from discontinued operations	—	—	—	0.01	—
Net income	$0.14	$0.12	$0.10	$0.27	$0.22

Income (loss) per common share - diluted
Income from continuing operations	$0.14	$0.12	$0.10	$0.26	$0.22
Income (loss) from discontinued operations	—	—	—	—	—
Net income	$0.14	$0.12	$0.10	$0.26	$0.22

Weighted average shares:
Basic	84,526	84,416	84,480	84,471	85,264
Diluted	85,844	85,852	85,423	85,848	86,205

NPK International Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues
Rental revenues	$37,208	$35,625	$31,654	$72,833	$59,764
Service revenues	16,344	16,328	14,658	32,672	29,941
Product sales revenues	28,033	23,117	21,921	51,150	43,305
Total revenues	$81,585	$75,070	$68,233	$156,655	$133,010

Operating income from continuing operations	$16,090	$14,423	$11,629	$30,513	$25,157
Operating margin from continuing operations	19.7%	19.2%	17.0%	19.5%	18.9%

NPK International Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$8,351	$5,140
Receivables, net	60,276	59,806
Inventories	11,503	11,500
Prepaid expenses and other current assets	4,866	5,046
Total current assets	84,996	81,492

Property, plant and equipment, net	250,037	233,048
Operating lease assets	10,018	11,195
Goodwill	75,971	76,341
Other intangible assets, net	18,647	21,297
Deferred tax assets	1,603	5,535
Other assets	8,458	12,850
Total assets	$449,730	$441,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$5,183	$5,170
Accounts payable	23,370	22,327
Accrued liabilities	24,125	29,647
Total current liabilities	52,678	57,144

Long-term debt, less current portion	5,383	11,692
Noncurrent operating lease liabilities	8,630	9,877
Deferred tax liabilities	9,685	7,476
Other noncurrent liabilities	1,977	4,413
Total liabilities	78,353	90,602

Common stock, $0.01 par value (200,000,000 shares authorized and 89,969,464 and 90,134,477 shares issued, respectively)	900	902
Paid-in capital	487,744	489,632
Accumulated other comprehensive loss	(2,723)	(1,610)
Retained earnings (deficit)	(78,102)	(100,527)
Treasury stock, at cost (5,059,570 and 5,616,798 shares, respectively)	(36,442)	(37,241)
Total stockholders’ equity	371,377	351,156
Total liabilities and stockholders’ equity	$449,730	$441,758

NPK International Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2026	2025
Cash flows from operating activities:
Net income	$22,425	$18,681
Adjustments to reconcile net income to net cash provided by operations:
Gain on divestitures	(500)	—
Depreciation and amortization	16,545	11,974
Stock-based compensation expense	4,125	2,596
Provision for deferred income taxes	6,284	6,164
Credit loss expense	64	19
Gain on sale of assets	(1,212)	(1,557)
Amortization of original issue discount and debt issuance costs	158	313
Change in assets and liabilities:
Increase in receivables	(1,472)	(6,283)
Decrease in inventories	25	3,596
Increase in other assets	(736)	(1,924)
Increase in accounts payable	3,708	1,823
Decrease in accrued liabilities and other	(6,387)	(5,134)
Net cash provided by operating activities	43,027	30,268

Cash flows from investing activities:
Capital expenditures	(33,215)	(21,705)
Proceeds from divestitures	5,490	14,485
Proceeds from sale of property, plant and equipment	1,019	3,320
Other investing activities	—	3,089
Net cash used in investing activities	(26,706)	(811)

Cash flows from financing activities:
Borrowings on lines of credit	12,600	—
Payments on lines of credit	(17,900)	—
Debt issuance costs	—	(797)
Purchases of treasury stock	(5,882)	(19,291)
Proceeds from employee stock plans	528	—
Other financing activities	(2,416)	(1,704)
Net cash used in financing activities	(13,070)	(21,792)

Effect of exchange rate changes on cash	(40)	110

Net increase in cash, cash equivalents, and restricted cash	3,211	7,775
Cash, cash equivalents, and restricted cash at beginning of period	5,140	18,237
Cash, cash equivalents, and restricted cash at end of period	$8,351	$26,012

NPK International Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include Adjusted Income from Continuing Operations, Adjusted Income from Continuing Operations Per Common Share, earnings before interest, taxes, depreciation and amortization (“EBITDA”) from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDA Margin from Continuing Operations, and Free Cash Flow.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
Adjusted Income from Continuing Operations and Adjusted Income from Continuing Operations Per Common Share
The following tables reconcile the Company’s income from continuing operations and income from continuing operations per common share calculated in accordance with GAAP to the non-GAAP financial measures of Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations Per Common Share:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Income from continuing operations (GAAP)	$11,989	$10,358	$8,784	$22,347	$19,159
Acquisition-related transaction costs	—	32	—	32	—
Modification of retirement terms	858	—	—	858	—
Plant expansion expenses	226	—	—	226	—
Severance costs	—	—	359	—	386
Tax on adjustments	(228)	(7)	(75)	(234)	(81)
Adjusted Income from Continuing Operations (non-GAAP)	$12,845	$10,383	$9,068	$23,229	$19,464

Adjusted Income from Continuing Operations (non-GAAP)	$12,845	$10,383	$9,068	$23,229	$19,464

Weighted average common shares outstanding - basic	84,526	84,416	84,480	84,471	85,264
Dilutive effect of stock options and restricted stock awards	1,318	1,436	943	1,377	941
Weighted average common shares outstanding - diluted	85,844	85,852	85,423	85,848	86,205

Adjusted Income from Continuing Operations Per Common Share - Diluted (non-GAAP):	$0.15	$0.12	$0.11	$0.27	$0.23

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations
The following table reconciles the Company’s income from continuing operations calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues	$81,585	$75,070	$68,233	$156,655	$133,010

Operating income from continuing operations (GAAP)	$16,090	$14,423	$11,629	$30,513	$25,157

Income from continuing operations (GAAP)	$11,989	$10,358	$8,784	$22,347	$19,159
Interest expense, net	347	323	1	670	(47)
Provision for income taxes	3,908	3,597	3,470	7,505	6,985
Depreciation and amortization	8,378	8,167	6,172	16,545	11,974
EBITDA from Continuing Operations (non-GAAP)	24,622	22,445	18,427	47,067	38,071
Acquisition-related transaction costs	—	32	—	32	—
Modification of retirement terms	858	—	—	858	—
Plant expansion expenses	226	—	—	226	—
Severance costs	—	—	359	—	386
Adjusted EBITDA from Continuing Operations (non-GAAP)	$25,706	$22,477	$18,786	$48,183	$38,457
Operating Margin from Continuing Operations (GAAP)	19.7%	19.2%	17.0%	19.5%	18.9%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	31.5%	29.9%	27.5%	30.8%	28.9%

Free Cash Flow
The following table reconciles the Company’s net cash provided by operating activities calculated in accordance with GAAP to the non-GAAP financial measure of Free Cash Flow:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net cash provided by operating activities (GAAP)	$21,916	$21,111	$21,440	$43,027	$30,268
Capital expenditures	(16,531)	(16,684)	(11,694)	(33,215)	(21,705)
Proceeds from sale of property, plant and equipment	536	483	1,502	1,019	3,320
Free Cash Flow (non-GAAP)	$5,921	$4,910	$11,248	$10,831	$11,883

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
Trailing Twelve Months (“TTM”)

Consolidated	Three Months Ended				TTM
(In thousands)	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	June 30, 2026
Revenues	$68,838	$75,195	$75,070	$81,585	$300,688
Operating income from continuing operations (GAAP)	$9,057	$12,565	$14,423	$16,090	$52,135

Income from continuing operations (GAAP)	$6,063	$10,723	$10,358	$11,989	$39,133
Interest (income) expense, net	(47)	107	323	347	730
Provision (benefit) for income taxes from continuing operations	3,010	1,710	3,597	3,908	12,225
Depreciation and amortization	6,261	7,302	8,167	8,378	30,108
EBITDA from Continuing Operations (non-GAAP)	15,287	19,842	22,445	24,622	82,196
Acquisition-related transaction costs	—	1,088	32	—	1,120
Modification of retirement terms	—	—	—	858	858
Plant expansion expenses	—	—	—	226	226
Severance costs	69	763	—	—	832
Adjusted EBITDA from Continuing Operations (non-GAAP)	$15,356	$21,693	$22,477	$25,706	$85,232
Operating Margin from Continuing Operations (GAAP)	13.2%	16.7%	19.2%	19.7%	17.3%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	22.3%	28.8%	29.9%	31.5%	28.3%

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